Contact: Michael Umana
Chief Financial Officer
(781) 251-4712
\FOR IMMEDIATE RELEASE\
John Swanson
Swanson Communications, Inc.
(516) 671-8582

LOJACK CORP. ANNOUNCES MANAGEMENT SUCCESSION; RILEY TO BECOME CEO

Westwood, MA. - November 16--LoJack Corporation (NASDAQ NMS: “LOJN”),the leading provider of tracking and recovery systems for stolen mobile assets, announced today that Joseph F. Abely has resigned as Chief Executive Officer and as a director of LoJack effective November 17, 2006, for personal reasons. In order to assist in the transition of his duties, Mr. Abely has agreed to continue as an employee through July 31, 2007 and will retire from the Company effective August 1.

Richard T. Riley, the Company's President and Chief Operating Officer and a director will succeed Mr. Abely as Chief Executive Officer, and is expected to be elected as Chairman of the Board of Directors.

LoJack's Lead Director, Robert J. Murray, said “Joe has taken LoJack to new levels of achievement in many critical areas during his eighteen years with the Company. His assistance with the upcoming transition is greatly appreciated. We are exceptionally fortunate to have the continuity in leadership provided by Rich Riley, a seasoned executive who brings demonstrated leadership, experience and detailed knowledge of LoJack’s operations to his new role. We are confident in his abilities and those of the other members of our leadership team."

About LoJack Corporation

LoJack Corporation, the premier worldwide marketer of wireless tracking and recovery systems for valuable mobile assets, is the undisputed leader in global stolen vehicle recovery. Its Stolen Vehicle Recovery System delivers a better than 90% success rate and has helped recover more than $3 billion in global stolen assets. The system is uniquely integrated into law enforcement agencies in the United States that use LoJack's in-vehicle tracking equipment to recover stolen assets, including cars, trucks, commercial vehicles, construction equipment and motorcycles. LoJack operates in 26 states and the District of Columbia, representing areas of the country with the greatest population density, and highest number of new vehicle sales and incidence of vehicle theft. In addition, LoJack technology is utilized by law enforcement and security organizations in more than 27 countries throughout Europe, Africa and Latin America. Boomerang Tracking, Inc., the dominant marketer of stolen vehicle recovery technology in Canada operates as a wholly owned subsidiary of LoJack Corporation.